Exhibit 99.1

LONGVIEW ACQUISITION CORP.
767 FIFTH AVENUE, 44TH FLOOR
NEW YORK, NY 10153

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before [TBD], the cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LGVW2021SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before [TBD], the cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D29246-S15238

LONGVIEW ACQUISITION CORP.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
1. **The Business Combination Proposal** — to approve the Business Combination Agreement, dated as of November 19, 2020 (as may be amended, the "Business Combination Agreement"), by and among Longview Acquisition Corp. ("Longview"), Clay Merger Sub, Inc., a wholly-owned subsidiary of Longview, and Butterfly Network, Inc. ("Butterfly"), and the transactions contemplated thereby, pursuant to which Clay Merger Sub, Inc. will merge with and into Butterfly (the "Merger"), with Butterfly surviving the Merger as a wholly owned subsidiary of Longview.	☐	☐	☐
2. **The Charter Amendment Proposal, including the Advisory Charter Amendment Proposals** — to approve, assuming Proposal 1 is approved, the proposed amended and restated certificate of incorporation (the "Proposed Charter") to replace Longview's current amended and restated certificate of incorporation, dated May 20, 2020 (the "Current Charter") and to be in effect as of the effective time of the Merger; and to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and Current Charter:	☐	☐	☐
2a. The Proposed Charter will authorize the issuance of (i) 600,000,000 shares of New Butterfly Class A common stock, (ii) 27,000,000 shares of New Butterfly Class B common stock, and (iii) 1,000,000 shares of preferred stock, as opposed to the Current Charter, which authorizes the issuance of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Longview Class A common stock and 20,000,000 shares of Longview Class B common stock, and (b) 1,000,000 shares of Longview preferred stock;	☐	☐	☐
2b. Under the Proposed Charter, holders of New Butterfly Class A common stock will be entitled to cast one vote per share and holders of New Butterfly Class B common stock will be entitled to cast 20 votes per share, as opposed to the Current Charter, which provides that each share of Longview Class A common stock and Longview Class B common stock is entitled to one vote per share on each matter properly submitted to Longview's stockholders entitled to vote;	☐	☐	☐
2c. Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New Butterfly may be taken by written consent until the time the issued and outstanding shares of New Butterfly Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of New Butterfly that would be entitled to vote for the election of directors, as opposed to the Bylaws of Longview, which permit holders of Longview capital stock to take stockholder action by written consent;	☐	☐	☐
2d. Amendments to the Proposed Charter relating to stockholders' rights will require the affirmative vote of (i) so long as any shares of Class A or Class B common stock are outstanding, at least a majority or two-thirds of the outstanding shares of such class, respectively, voting separately; and (ii) a majority of the voting power of the then-outstanding capital stock entitled to vote in the election of directors, as opposed to the Current Charter, which requires any such amendment be approved in accordance with Delaware law;	☐	☐	☐
2e. The proposed Bylaws may be amended by (i) the majority vote of the Board at any meeting at which a quorum is present or (ii) depending on whether the voting power of the outstanding Class B common stock is more or less than 50% of the total voting power, the vote of a majority or 2/3, respectively, of the holders of capital stock entitled to vote, as opposed to the current Bylaws, which may be amended by a majority of the Board or the holders of a majority of the outstanding shares entitled to vote generally in the election of directors;	☐	☐	☐
2f. The Proposed Charter provides that the number of directors will be fixed and may be modified by the Board, but cannot exceed a certain threshold without the affirmative vote of the holders of, depending on whether the voting power of the outstanding Class B common stock is more or less than 50% of the total voting power, the vote of a majority or 2/3, respectively, of the holders of capital stock entitled to vote, as opposed to the Current Charter, which provides that the number of directors will be determined by the Board.	☐	☐	☐

	For	Against	Abstain
3. **The NYSE Proposal** — to approve, assuming Proposals 1 and 2 are approved, the issuance of up to 7,500,000 shares of Class A common stock pursuant to the Forward Purchase; 17,500,000 shares of Class A common stock to the Pipe Investors pursuant to the Subscription Agreements, plus any additional shares pursuant to Subscription Agreements entered into prior to Closing; and 118,401,695 shares of capital stock to existing Butterfly stockholders per the Business Combination Agreement, assuming a January 31, 2021 closing date.	☐	☐	☐
4. **The Director Election Proposal** — to approve, assuming Proposals 1, 2 and 3 are approved and adopted, the election of [seven (7)] directors who, upon consummation of the Business Combination, will become the directors of the company until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter.	☐	☐	☐

	For	Withhold
4a. Jonathan M. Rothberg, Ph.D.	☐	☐
4b. Larry Robbins	☐	☐
4c. Laurent Faracci	☐	☐
4d. Gianluca Pettiti	☐	☐
4e. [TBD]	☐	☐
4f. [TBD]	☐	☐
4g. [TBD]	☐	☐

	For	Against	Abstain
5. **The Equity Incentive Plan Proposal** — to approve, assuming Proposals 1, 2 and 3 are approved and adopted, the 2020 Equity Incentive Plan (the "Plan"), including the authorization of the initial share reserve under the Plan, including with respect to the number of shares that may be issued pursuant to the exercise of incentive stock options granted.	☐	☐	☐
6. **The Adjournment Proposal** — to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of Proposals 1, 2, 3 or 5 would not be duly approved and adopted by the stockholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX]	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. D29247-S15238 LONGVIEW ACQUISITION CORP. Special Meeting of Stockholders [TBD], 2021 [TBD] AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) John Rodin and Mark Horowitz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of LONGVIEW ACQUISITION CORP. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] AM, EST on [TBD], 2021, virtually at www.virtualshareholdermeeting.com/LGVW2021SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side